EXHIBIT F





                                             (304) 367-3423
                                             October 13, 1999


Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Gentlemen:

     Referring to the Application or Declaration on Form U-1 contemporaneously filed by Allegheny Energy, Inc. with respect to the proposed acquisition of assets by Monongahela Power Company ("Monongahela"), a subsidiary of Allegheny Energy, Inc., from UtiliCorp United Inc.'s West Virginia Power division, all as described in the Application or Declaration of which this Opinion is a part, I have examined or caused to be examined such documents and questions of law as I deemed necessary to enable me to render this opinion.

     I understand that the actions taken in connection with the proposed transactions will be in accordance with the Application or Declaration; that all amendments necessary to complete the above-mentioned Application or Declaration will be filed with the Commission; and that all other necessary corporate action by the Board of Directors and officers of Monongahela in connection with the described transactions has been or will be taken prior thereto.

     Based upon the foregoing, I am of the opinion that if the said Application or Declaration is permitted to become effective and the proposed transactions are consummated in accordance therewith: (i) all state laws applicable to the proposed transaction will have been complied with; (ii) Monongahela will legally acquire the assets of UtiliCorp as described in the Application or Declaration, and (iii) the consummation of the proposed transactions will not violate the legal rights of the holders of any of the securities issued by Monongahela or by any associate or affiliate company.

     This opinion does not relate to State Blue Sky or securities laws.

     I consent to the use of this Opinion as part of the Application or Declaration to which it is appended, which is filed by Monongahela.

                                        Sincerely yours,

                                        /s/ Gary A. Jack

                                        Gary A. Jack
                                        Counsel for
                                        Monongahela Power Company